 Exhibit (h)(9)(iii)

AMENDMENT 1 TO FUND PARTICIPATION

AGREEMENT

MEMBERS Life Insurance Company (“Insurance Company”), the Lazard Retirement Series, Inc., ( “Fund”), Lazard Asset Management Securities LLC (“Lazard”), and CUNA Brokerage Services, Inc. (“Contract Distributor”) entered into a certain participation agreement dated November 18, 2015 (“Participation Agreement”), as may be amended. This Amendment (“Amendment”) to the Fund Participation Agreement is entered into as of January [31], 2022, by and among the Insurance Company, on its own behalf and on behalf of each separate account of the Insurance Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Separate Accounts”), the Fund, Lazard and the Contract Distributor (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Insurance Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Separate Accounts that issue variable annuity and/or life insurance contracts (“Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Insurance Company (“Contractholders”);

WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Insurance Company, on behalf of the Separate Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contractholders, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Insurance Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contractholders, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contractholders under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Insurance Company intends to host said website; and

WHEREAS, the Insurance Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Insurance Company, the Fund, and Lazard hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. The Fund (and Lazard) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b )(1) of Rule 30e-3 and paragraph (j)(l )(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-l under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Fund Documents.

(i)	The Fund and Lazard shall provide or make available the Summary_Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Insurance Company ( or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Insurance Company’s securities and the Variable Contracts.

(ii)	The Fund and Lazard shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 7 business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

(c)	Format of Fund Documents. The Fund and Lazard shall provide or make available the Fund Documents to the Insurance Company ( or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)	permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)	permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)	Website Hosting. The Insurance Company shall host and maintain the website specified in paragraph (j)(l)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Lazard fulfill their obligations under this Amendment.

(e)	Use of Summary Prospectuses. The Insurance Company shall ensure that an Summary Prospectus is used for the Portfolios, in accordance with paragraph (j)(l )(ii) of Rule 498A.

(f)	Website Hosting and Notice Fee (Expense Allocation). The Fund and Lazard shall bear their proportional cost of (i) posting and maintaining the Fund Documents on the website hosted by the Insurance Company and (ii) preparing and mailing notices as required by paragraph (c) of Rule 30e-3 of the availability of certain Fund Documents to Contractholders. The Fund’s proportional cost is equal to the quotient of (a) divided by (b) multiplied by (c) where (a) is the total hosting and mailing expenses incurred by Insurance Company for all funds offered in its Separate Accounts, (b) is the total number of funds available across the Insurance Company’s Separate Accounts and (c) is the number of funds available across the Insurance Company’s Separate Accounts that are part of the Fund’s family (the “Website Hosting and Notice Fee”). The Insurance Company shall send the Fund and/or Lazard an invoice for the Website Hosting and Notice Fee on a quarterly basis and the Fund and/or Lazard shall pay the Website Hosting and Notice Fee to the Insurance Company within 15 business days after receipt of the invoice. From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Insurance Company’s incurred and anticipated costs of posting and maintaining the Fund’s Required Materials on the website hosted by the Insurance Company and preparing and mailing notices of the availability of the Fund’s Reports to Contractholders. The Parties agree to negotiate in good faith any change to the Website Hosting and Notice Fee proposed by a Party in good faith.

2.	Content of Fund Documents. The Fund and Lazard shall be responsible for the content and substance of the Fund Documents as provided to the Insurance Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and Lazard shall be responsible for ensuring that the Fund Documents as provided to the Insurance Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)	Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund and Lazard shall:

(a)	At their expense, as the Insurance Company may reasonably request from time to time, provide the Insurance Company with sufficient paper copies of the then current Fund Documents, so that the Insurance Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contractholders (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(l) and (j)(3) of Rule 498A). Such Insurance Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Insurance Company is received by either the Fund or Lazard.

(b)	Alternatively, if requested by the Insurance Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Insurance Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

4.	Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Insurance Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Insurance Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Insurance Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a)	the gross “Annual Portfolio Insurance Company Expenses” for each Portfolio calculated in accordance with Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b)	the net “Annual Portfolio Insurance Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4,and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio ( or Fund); and

(c)	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-lA (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a)	This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)	To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.	Indemnification. The Fund and Lazard specifically agree to indemnify and hold harmless the Insurance Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Insurance Company ( or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund or Lazard to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment.

The Insurance Company and the Contract Distributor specifically agree to indemnify and hold harmless the Fund and Lazard (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorneys’ fees) arising from or in connection with any claim or action of any type whatsoever brought against the Fund or Lazard ( or its officers, directors, and employees) as a result of any failure or alleged failure by the Insurance Company or Contract Distributor to fulfill their duties and responsibilities under this Amendment or for any other breach of this Amendment.

This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Lazard under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date, first above written.

MEMBERS LIFE INSURANCE COMPANY

By:
Print Name:	David Hanzlik
Title:	VP. Annuity & Retirement Solutions

CUNA BROKERAGE SERVICES, INC.

By:
Print Name:	Rob Comfort
Title:	President CBSI

LAZARD RETIREMENT SERIES, INC.

By:
Print Name:	Nathan Paul
Title:	President and CEO

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:
Print Name:	Nathan Paul
Title:	CEO